UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 9, 2013

WireCo WorldGroup Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-174896	27-0061302
(State of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

12200 NW Ambassador Drive, Kansas City, Missouri 64163
(Address of principal executive offices and zip code)

(816) 270-4700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 11, 2013, Ira L. Glazer resigned from his employment with WireCo WorldGroup Inc. (the “Company”) as President and Chief Executive Officer and his position as a Director of the Company and its affiliates.

In connection with his resignation, the Company entered into a resignation agreement and release with Mr. Glazer, dated April 11, 2013 (the “Resignation Agreement”), pursuant to which he is to receive 18 months of his base salary and other accrued payments, up to six months of reimbursement for his COBRA continuation coverage premiums, and the extension of the exercise period of his vested options to acquire shares of WireCo WorldGroup (Cayman) Inc. through the tenth anniversary of the grant date (or the original date of expiration, if sooner), subject to his compliance with the post-termination obligations of his employment term sheet. The Resignation Agreement also provides for a general release in favor of the Company by Mr. Glazer, and a release by the Company in favor of Mr. Glazer, in each case subject to certain exceptions. In addition, under the Resignation Agreement, Mr. Glazer will no longer be subject to a repurchase (“call”) right by the Company's ultimate parent with respect to shares he owns or acquires upon the exercise of his options. Mr. Glazer's post-termination obligations under his employment arrangements with the Company continue in effect, including his confidentiality, non-competition and non-solicitation obligations.

As of April 9, 2013, Beth Armstrong will no longer serve as the Company's principal accounting officer.

(c) On April 11, 2013, WireCo WorldGroup (Cayman) Inc. (“Parent”), the ultimate parent of the Company, announced the appointment of Stephan Kessel, age 59, as interim Chief Executive Officer. Dr. Kessel is currently a Director of the Company and Parent, and in that capacity receives annual director fees in connection with his services. Under the terms of his arrangement with Parent, Dr. Kessel will serve as interim CEO of Parent and its subsidiaries until the earlier of such time as a permanent replacement assumes the duties of President and Chief Executive Officer, the Board of Directors of Parent terminates his services or he provides the Board of Directors of Parent with advance notice of his decision to terminate his services. Dr. Kessel shall be paid $75,000 monthly on a pro-rated basis and shall be entitled, if he remains employed on the date his permanent replacement commences employment with Parent, to a bonus of $100,000 and the grant of options to purchase 1000 shares of common stock of Parent. While serving in this interim capacity, Dr. Kessel will have responsibility for oversight of U.S. and international operations and will be based overseas. Dr. Kessel will provide his services to Parent and its subsidiaries as a consultant, and shall be subject to confidentiality, non-competition, non-disparagement and non-solicitation provisions both during and following his termination of services.

For information regarding Dr. Kessel's business experience, please see his biographical information disclosed under Item 10 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and such biographical information is incorporated herein by reference.

On April 9, 2013, the Company appointed Keith Hyder to serve as its principal accounting officer. Mr. Hyder, 36, joined the Company in June 2009 as U.S. Controller and became Corporate Controller in July 2010. Since November 2011, Mr. Hyder has served as Vice President - Global Finance. Prior to joining the Company, Mr. Hyder was a Senior Manager with KPMG LLP for nine years.

Item 9.01        Financial Statements and Exhibits

(d)    Exhibits

99.1    Press Release dated April 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WireCo WorldGroup Inc.
(Registrant)

Dated:	April 11, 2013	By:	/s/ Brian G. Block
Brian G. Block
Senior Vice President of Finance